SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------
                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13D
                           ---------------------------

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        Trusted Information Systems, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                   897908-10-9
                                 (CUSIP number)

                                Stephen E. Smaha
                          10713 RR 620 North, Suite 512
                               Austin, Texas 78726
                                 (512) 918-3555
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 16, 1997
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule
           13G to report the acquisition which is the subject of this
              Schedule 13D, and is filing this schedule because of
              Rule 13d-1(b)(3) or (4), check the following box: [ ]



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                                   Signatures

After  reasonable   inquiry  and  to  the  best  knowledge  and  belief  of  the undersigned, the undersigned hereby certifies that the information set forth in this amendment is true, complete and correct.


Dated:  October 24, 1997


                                           By      /s/ Stephen E. Smaha
                                                       Stephen E. Smaha



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